Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 16, 2023, with respect to the consolidated financial statements included in the Annual Report of Augmedix, Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said report in the Registration Statements of Augmedix Inc. on Forms S-3 (File No. 333-264337 and File No. 333-266299) and on Forms S-8 (File No. 333-251317 and File No. 333-266301).

/s/ GRANT THORNTON LLP

San Francisco, CA

April 16, 2023